EXHIBIT 10.11

THE SAVINGS BANK OF UTICA

ENDORSEMENT SPLIT DOLLAR AGREEMENT

THIS AGREEMENT (“Agreement”) made the 27th day of June, 2001 by and between The Savings Bank of Utica, New York (hereinafter called “the Employer”) and John A. Zawadzki (hereinafter called “Employee”).

WHEREAS, the Employee desires to insure his life, for the benefit and protection of his family, under a policy to be issued by Massachusetts Mutual Life Insurance Company (the “Insurer”); and

WHEREAS, the Employer desires to help the Employee provide insurance for the benefit and protection of his family by paying the full amount of the premiums due on the policy on the Employee’s life; and

WHEREAS, the Employer desires to be the owner of the policy of insurance on the Employee’s life acquired pursuant to the terms of this Agreement so that it will have security for the repayment of the amounts which it will pay on the premiums due on the policy;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed between the parties hereto as follows:

ARTICLE 1

Application for Insurance

The Employer will apply to the Insurer for an insurance policy on the Employee’s life in the face amount of $1,438,941 (the “Policy”). The Employer and the Employee will do everything necessary to cause the Policy to be issued. When the Policy is issued, the policy number, face amount and plan of insurance shall be recorded on Schedule A attached hereto and the policy shall be subject to the terms of this Agreement.

ARTICLE 2

Ownership of Insurance

The Employer will be the owner of the Policy and may exercise all the rights of ownership with respect to the Policy except as otherwise hereinafter provided.

ARTICLE 3

Designation of Beneficiaries and Election of Settlement Option

The Employer, upon receipt of a written request from the Employee, will designate the person or persons named by the Employee as beneficiaries to receive any proceeds payable under the Policy in excess of the amount of the proceeds payable to the Employer under Article 10:B of this Agreement. The Employer will also elect the settlement option requested by the Employee in writing. The beneficiary or beneficiaries named upon request by the Employee and the settlement option elected upon request by the Employee will not be changed by the Employer unless the

Employee makes a written request for such a change. For these purposes, “settlement option” shall mean the form of distribution of the death proceeds (i.e., lump sum, annuity or installment payments) to be made by the Insurer to the beneficiary or beneficiaries.

ARTICLE 4

Application of Dividends

All dividends declared on the Policy by the Insurer shall be applied to purchase additional paid up insurance on the life of the Employee. The provisions of this Article 4 shall not be changed without the Employee’s consent.

ARTICLE 5

Payment of Premiums on Policy

A. On or before the due date the Employer will pay to the Insurer the full amount of each annual premium on the Policy.

B. In the event the Employer fails to fulfill the obligation to pay premiums as contemplated in paragraph A of this Article 5, the Employee may freely assume this obligation in the manner described in paragraph C hereof.

C. When premiums are not paid in strict accord with paragraph A of this Article 5, the division of death proceeds or net cash value of the Policy shall be as follows: In the event the Employer shall pay less than all amounts required by paragraph A of this Article 5, then the Employer’s share of death proceeds or of the cash value of the Policy on surrender shall be decreased within the limits of such proceeds or cash value, by the aggregate amount of premiums paid by Employee. The Employee, in the case of surrender of the Policy or his designated beneficiary(ies), in the event of his death, shall be entitled to any remainder of proceeds or cash surrender value.

ARTICLE 6

Employer’s Interest in Life Insurance Policy

The Employer’s interest in the life insurance Policy shall be the greater of the aggregated amount of the premiums paid by the Employer or the Policy’s entire cash surrender value.

ARTICLE 7

Additional Policy Benefits and Riders

The Employer may add a rider to the Policy for its own benefit. Upon written request made by the Employee, the Employer may add a rider to the Policy for the benefit of the Employee. Any additional premium for any rider that is added to the Policy shall be paid by the party that will be entitled to receive the proceeds of the rider.

ARTICLE 8

Employer’s Right to Make Policy Loans

A. The Employer shall have the right to obtain loans secured by the Policy. These loans may be obtained either from the Insurer or from others. The Employer shall have the right to assign the Policy as security for the repayment of such loans. The Employer shall pay all interest charges with respect to any such loans.

B. If the Policy is assigned or encumbered in any way, other than by a policy loan, on the date of the Employee’s death, the Employer will promptly take all the steps which may be necessary to secure a release or discharge of the assignment or encumbrance so that the portion of the death proceeds payable under the Policy to the beneficiary or beneficiaries named by the Employee will be paid promptly.

ARTICLE 9

Assignment or Termination of Policy

Except as otherwise herein provided, the Employer agrees that while this Agreement remains in force and in effect, it will not, without the Employee’s consent, transfer, assign or terminate the policy on the Employee’s life acquired pursuant to the terms of this Agreement.

ARTICLE 10

Death Claims

A. When the Employee dies, the Employer will promptly take all the steps which may be necessary to obtain the death benefits provided under the Policy.

B. Upon the Employee’s death, the Employer shall be entitled to receive a portion of the death benefits provided under the Policy. The Employer shall be entitled to receive an amount equal to its interest in the Policy in accordance with Article 6 of this Agreement, less the amount of any indebtedness against the Policy and any interest due on such indebtedness. The receipt of this amount by the Employer shall constitute satisfaction of the obligation under Article 6 of this Agreement.

C. When the Employee dies, the beneficiary or beneficiaries named by the Employer upon the Employee’s request shall be entitled to receive the amount of the death benefits provided under the Policy in excess of the amount payable to the Employer under paragraph B of this Article. This amount shall be paid under the settlement option elected by the Employer upon the Employee’s request.

D. Notwithstanding anything to the contrary herein, in the event the Employee’s death occurs within two (2) years of the execution date of this Agreement and Employee’s death is determined to have been caused by self-inflicted suicide, then in such event, no death benefits, of whatever nature, shall be payable to Employee’s (or employee’s Assignee’s) beneficiary(ies) under this Agreement.

ARTICLE 11

Termination of Agreement

This Agreement shall terminate on the occurrence of any of the following events:

(a)	cessation of the Employer’s business;

(b)	written notice given by either party to the other;

(c)	termination of the employment relationship;

(d)	Disability of Employee on or after age fifty-seven (57) (for these purposes, “Disability” shall mean the Employee’s permanent and total disability, as a result of accidental bodily injury or sickness, for a period of at least six (6) months, which renders the Employee unable to perform the services incident to his position with the Bank and which Disability is likely to continue for an indefinite period, as reasonably determined subsequent to the expiration of the six (6) month period by a duly licensed physician selected in good faith by the Bank;

(e)	bankruptcy, receivership or dissolution of the Employer;

(f)	the occurrence of the Employee’s sixtieth (60th) birthday;

(g)	repayment in full by the Employee of the Employer’s interest in the policy in accordance with Article 6 of this agreement, provided that upon the receipt of such repayment the Employer shall transfer ownership of the policy to the Employee.

ARTICLE 12

Claims Procedure and Administration

The Employer shall appoint a committee of non-employee directors (“Committee”) as the “Named Fiduciary” under this Agreement. The Committee shall have authority to control and manage the operation and administration of this Agreement.

(a) Claim - A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Employer within thirty (30) days from the date the benefits are denied, setting forth his or her claim. The request must be addressed to the Committee at the principal place of business of the Employer.

(b) Claim Decision - Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forth coming within sixty (60) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional thirty (30) days for reasonable cause.

(c) Appeal of Denial - If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1)	the specific reason for such denial;

(2)	the specific reference to pertinent provisions of this Agreement on which such denial is based;

(3)	a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(4)	appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(5)	the time limits for requesting a review under subsection (c) and for review under subsection (d) hereof.

(d) Request for Review - Within thirty (30) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the full Board of Directors review the determination of the Committee. Such request must be addressed to the Board of Directors, at its then principal place of business. The Claimant or his or her authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Board of Directors. If the Claimant does not request a review of the Committee’s determination by the Board of Directors within such thirty (30) day period, he or she shall be barred and estopped from challenging the Committee’s determination.

(e) Review of Decision - Within sixty (60) days after the Board of Director’s receipt of a request for review, the Board of Directors will review the Committee’s determination. After considering all materials presented by the Claimant, the Board of Directors will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Board of Directors will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

(f) Arbitration - If Claimant continues to dispute the benefit denial, then Claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If it is finally determined that the Claimant is entitled to the benefits set forth under this Agreement, then all amounts that the Claimant would have received up to the time of such final determination shall be paid to the Claimant, with reasonable interest, within thirty (30) days after such final determination.

(g) Legal Fees - All reasonable legal fees paid or incurred by the Claimant pursuant to any dispute or questions of interpretation relating to the Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled or resolved in favor of Claimant.

ARTICLE 13

Disposition of Policy on Termination of Agreement

A. If this Agreement is terminated under paragraph (a), (b), or (c) of Article 11, the Employee shall have thirty days in which to pay the Employer the amount which it has paid as premiums on the Policy. Upon payment of this amount to the Employer, the Employee shall be entitled to obtain ownership of the Policy. If the Policy is encumbered by a policy loan at the time ownership is to be transferred to the Employee, the Employer shall either remove the encumbrance or reduce the price to be paid by the Employee for the Policy by the amount of the indebtedness. If the Policy is assigned to a third party at the time ownership is to be transferred to the Employee, the Employer shall take all the steps necessary to secure a release of the assignment. If the Employee does not exercise his right to acquire the Policy, ownership of the Policy by the Employer shall constitute satisfaction of the Employee’s obligation to the Employer under Article 6 of this Agreement and the Employee shall be discharged completely from his obligation to repay the amounts paid by the Employer upon the premiums due on the Policy.

B. If this Agreement is terminated under paragraph (d) of Article 11, the Employer shall transfer the Policy to the Employee and shall not seek reimbursement of the premiums paid on the Policy or its cash surrender value. The Employee shall remit to the Employer an amount which is sufficient to cover any taxes required to be withheld by the Employer on the income recognized by the Employee in connection with the transfer of the Policy. If the Policy is encumbered by a policy loan at the time ownership is transferred to the Employee, the Employer shall remove the encumbrance. If the Policy is assigned to a third party at the time ownership is to be transferred to the Employee, the Employer shall take all steps necessary to secure release of the assignment.

ARTICLE 14

Insurance Company Not a Party

A. The Insurer shall not be deemed to be a party to this Agreement for any purpose nor in any way responsible for its validity; shall not be obligated to inquire as to the distribution of any moneys payable or paid by it under the Policy; and shall be fully discharged from any and all liability under the terms of the Policy upon payment or other performance of its obligations in accordance with the terms of the Policy.

B. Payment or other performance of its contractual obligation in accordance with the Policy provision shall fully discharge the Insurer for any and all liability.

ARTICLE 15

Amendment of Agreement

This Agreement shall not be modified or amended except by a writing signed by the Employer and the Employee. This Agreement shall be binding upon the heirs, administrators or executors and the successors and assigns of each party to this Agreement.

ARTICLE 16

State Law

This Agreement shall be subject to and shall be construed under the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement at Utica, New York on the day and date set forth above.

ATTEST:	THE SAVINGS BANK OF UTICA
(Transition Committee)

/s/ Steven A. Covert	By:	/s/ John B. Stetson
Secretary		John B. Stetson

	By:	/s/ Dwight E. Vicks, Jr.
Dwight E. Vicks, Jr.

	By:	/s/ John R. Zapisek
John R. Zapisek
WITNESS:

/s/ Helen Bonney		/s/ John A. Zawadzki
John A. Zawadzki
(Employee)